Exhibit 5.1

David G. Peinsipp

+1 415 693 2177

dpeinsipp@cooley.com

October 19, 2021

Uber Technologies, Inc.

1515 3rd Street

San Francisco, California 94158

Ladies and Gentlemen:

You have requested our opinion, as counsel to Uber Technologies, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering of 16,507,910 shares of its common stock, par value $0.00001 (the “Common Stock”), to be sold by certain selling stockholders (the “Selling Stockholder Shares”) as described in the Prospectus (as defined below), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-239985) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated October 19, 2021, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus Supplement, (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect and in effect at the time of the issuance of the Shares, and (c) originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp

Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111-4004
t: (415) 693-2000 f: (415) 693-2222 cooley.com